INTEL REPORTS FOURTH-QUARTER AND ANNUAL RESULTS

Fourth-Quarter Earnings Excluding Acquisition-Related Costs* $0.15 Per Share
Fourth-Quarter Earnings Per Share $0.07

SANTA CLARA, Calif., Jan. 15, 2002 -- Intel Corporation today announced fourth-quarter revenue of 7.0 billion, up 7 percent sequentially and down 20 percent year over year.

     For the fourth quarter, net income excluding acquisition-related costs was $998 million, up 52 percent sequentially and down 62 percent year over year. Fourth-quarter earnings excluding acquisition-related costs were $0.15 per share, up 50 percent from $0.10 in the third quarter and down 61 percent from $0.38 in the fourth quarter of 2000.

     Including acquisition-related costs in accordance with generally accepted accounting principles (GAAP), fourth-quarter net income was $504 million, up 375 percent sequentially and down 77 percent year over year. Earnings per share were $0.07, up 250 percent from $0.02 in the third quarter and down 78 percent from $0.32 in the fourth quarter of 2000.

* Acquisition-related costs consist of one-time write-offs of purchased, in-process research and development and goodwill, and the ongoing amortization of goodwill and other acquisition-related intangibles and costs. Intangibles include, for example, the value of the acquired companies’ developed technology, trademarks and workforce-in-place. Earnings excluding acquisition-related costs differ from earnings presented according to GAAP because they exclude these costs.

     Acquisition-related costs in the fourth quarter consisted of $550 million of amortization of goodwill and other acquisition-related intangibles and costs.

      "2001 was a terrible year for our industry," said Craig R. Barrett, president and chief executive officer. "Despite this backdrop, we introduced exciting new products, including the industry’s first 2.0 GHz processor, gained market segment share, and earned over $1 billion. We also rapidly ramped our industry-leading 0.13-micron process technology and began production on 300mm wafers.

      "While 2001 was difficult for Intel, I can't imagine changing places with any other company on the planet," Barrett said. "Our 2001 R&D and manufacturing investments position us to grow faster than the industry when the high tech recovery occurs."

     During the quarter, the company paid its quarterly cash dividend of $0.02 per share. The dividend was paid on Dec. 1 to stockholders of record on Nov. 7. Intel has paid a regular quarterly cash dividend for more than nine years.

     Also during the quarter, the company repurchased a total of 35 million shares of common stock at a cost of $1.0 billion under an ongoing program. For the year, Intel repurchased approximately 133 million shares at a cost of approximately $4.0 billion. Since the program began in 1990, the company has repurchased approximately 1.5 billion shares at a total cost of approximately $26 billion.

     As of the beginning of 2002, Intel is adopting FASB rules 141 and 142 concerning accounting for business combinations and goodwill. The company performed the initial test for impairment of goodwill at the time of adoption and determined that there was no impairment. The effect of the goodwill non-amortization provisions of FAS 141 and 142 is expected to result in a substantial reduction in the difference between the company's earnings excluding acquisition-related costs and the company's earnings on a GAAP basis. Intel expects to continue to report earnings excluding acquisition-related costs for a period of time to provide a consistent basis for financial comparisons.

Full Year Results

     Revenue for 2001 was $26.5 billion, down 21 percent from $33.7 billion in 2000. Net income excluding acquisition-related costs was $3.6 billion, down 70 percent from $12.1 billion in 2000. Earnings excluding acquisition-related costs were $0.52 per share, down 70 percent from $1.73 in 2000.

     Including acquisition-related costs in accordance with GAAP, net income in 2001 was $1.3 billion, down 88 percent from $10.5 billion in 2000. For 2001, earnings per share were $0.19, down 87 percent from $1.51 in 2000.

     Acquisition-related costs in 2001 consisted of $198 million in one-time charges for purchased in-process research and development and $2.3 billion in amortization of goodwill and other acquisition-related intangibles and costs.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after Dec. 29, 2001.

Intel plans to provide a mid-quarter Business Update to the Outlook provided below on March 7.

Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

** Revenue in the first quarter is expected to be between $6.4 billion and $7.0 billion.

** Gross margin percentage in the first quarter is expected to be 50 percent, plus or minus a couple of points, versus 51 percent in the fourth quarter. Intel’s gross margin percentage varies primarily with revenue levels, product mix, product pricing, changes in unit costs, capacity utilization, and the timing of factory ramps and associated costs.

** Gross margin percentage for 2002 is expected to be 51 percent, plus or minus a few points, versus 49 percent in 2001.

** Expenses (R&D, excluding in-process R&D, plus MG&A) in the first quarter are expected to be between $2.0 billion and $2.1 billion, versus $2.0 billion in the fourth quarter. Expenses may vary from this expectation depending in part on the level of revenue and profits.

** R&D spending, excluding in-process R&D, is expected to be approximately $4.1 billion in 2002, up from $3.8 billion in 2001. The higher R&D spending will enable Intel to strengthen and expand its product portfolio for the computing and communications market segments while continuing to lead the development of future-generation manufacturing technologies.

** Capital spending for 2002 is expected to be approximately $5.5 billion, versus $7.3 billion in 2001. In 2001, Intel made significant investments in 0.13-micron capacity and also began the initial build-out of its 300mm capacity, enabling the company to aggressively ramp both technologies in 2002. Intel’s 300mm technology delivers more than double the die output per wafer, allowing the company to grow capacity with greater capital efficiency and lower manufacturing costs over the next few years.

** Gains from equity investments and interest and other for the first quarter are expected to be zero due to the expectation of a net loss on equity investments of approximately $50 million, primarily as a result of impairment charges. Gains from equity investments and interest and other will vary depending on equity market levels and volatility, the realization of expected gains or losses on investments, including gains on investments acquired by third parties, determination of impairment charges, interest rates, cash balances, and assuming no unanticipated items.

** The tax rate for 2002 is expected to be approximately 28.4 percent, excluding the impact of acquisition-related costs. The expected rate is higher than 25.7 percent in 2001, primarily due to changes in the distribution of income among various tax jurisdictions.

** Depreciation is expected to be approximately $1.1 billion in the first quarter and approximately $4.6 billion for the year.

** Amortization of acquisition-related intangibles and costs is expected to be approximately

$120 million in the first quarter. With the adoption of FASB rules 141 and 142 effective the beginning of the year, the company will no longer amortize goodwill from acquisitions, but will continue to amortize other acquisition-related intangibles and costs. For the full year, amortization of acquisition-related intangibles and costs is expected to be approximately $440 million.

     The statements by Craig R. Barrett, the above statements contained in this Outlook, and the statements in the Fourth-Quarter and Recent Highlights section referring to plans and expectations for the current quarter and the future are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, other factors that could cause actual results to differ materially include the following: business and economic conditions and trends in the computing and communications industries in various geographic regions; possible disruption in commercial activities occasioned by terrorist activity and armed conflict, such as changes in logistics and security arrangements, and reduced end-user purchases relative to expectations; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp including the transition to 0.13-micron process technology; excess manufacturing capacity; the ability to grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; impact of events outside the United States, such as the business impact of fluctuating currency rates or unrest or political instability in a locale, such as unrest in Israel; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications);

litigation involving antitrust, intellectual property, consumer, stockholder and other issues; and other risk factors listed from time to time in the company’s SEC reports, including but not limited to the report on Form 10-Q for the quarter ended Sept. 29, 2001 (Part I, Item 2, Outlook section).

Status of Business Outlook and Scheduled Business Update

     Intel expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Intel may reiterate the Outlook published in this press release. At the same time, Intel will keep this press release and Outlook publicly available on its Web site (www.intc.com). Prior to the Business Update and related Quiet Periods (described below), the public can continue to rely on the Outlook on the Web site as still being Intel’s current expectations on matters covered, unless Intel publishes a notice stating otherwise.

     Intel intends to publish a Business Update press release on March 7. From the close of business on March 1 until publication of the Business Update, Intel will observe a "Quiet Period." During the Quiet Period, the Outlook as provided in this press release and the company’s filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Intel representatives will not comment concerning the Outlook or Intel’s financial results or expectations.

     A Quiet Period operating in similar fashion with regard to the Business Update and the company's SEC filings will begin at the close of business on March 15 and will extend until the day Intel’s next quarterly Earnings Release is published, presently scheduled for April 16.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

Three Months Ended	Twelve Months Ended

Dec. 29	Dec. 30	Dec. 29	Dec. 30
2001	2000	2001	2000

NET REVENUE	$6,983	$8,702	$26,539	$33,726

Cost of sales	3,402	3,230	13,487	12,650
Research and development	952	998	3,796	3,897
Marketing, general and administrative	1,071	1,421	4,464	5,089
Amortization of goodwill and other
acquisition-related intangibles and costs	550	459	2,338	1,586
Purchased in-process research and
development	-	18	198	109

Operating costs and expenses	5,975	6,126	24,283	23,331

OPERATING INCOME	1,008	2,576	2,256	10,395
Gains (losses) on equity investments, net	(287)	450	(466)	3,759
Interest and other, net	73	349	393	987

INCOME BEFORE TAXES	794	3,375	2,183	15,141
Income taxes	290	1,182	892	4,606

NET INCOME	$504	$2,193	$1,291	$10,535

BASIC EARNINGS PER SHARE	$0.08	$0.33	$0.19	$1.57

DILUTED EARNINGS PER SHARE	$0.07	$0.32	$0.19	$1.51

COMMON SHARES OUTSTANDING	6,698	6,723	6,716	6,709
COMMON SHARES ASSUMING DILUTION	6,851	6,938	6,879	6,986

PRO FORMA INFORMATION EXCLUDING
ACQUISITION-RELATED COSTS

The following pro forma supplemental information excludes the effect of acquisition-related costs. This pro forma information is not prepared in accordance with generally accepted accounting principles.

Three Months Ended	Twelve Months Ended

Dec. 29	Dec. 30	Dec. 29	Dec. 30
2001	2000	2001	2000

Pro forma operating costs and expenses	$5,425	$5,649	$21,747	$21,636
Pro forma operating income	$1,558	$3,053	$4,792	$12,090
Net income excluding acquisition-related
costs	$998	$2,627	$3,606	$12,082
Basic earnings per share excluding
acquisition-related costs	$0.15	$0.39	$0.54	$1.80
Diluted earnings per share excluding
acquisition-related costs	$0.15	$0.38	$0.52	$1.73

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

Dec. 29	Sept. 29	Dec. 30
2001	2001	2000

CURRENT ASSETS
Cash and short-term investments	$10,326	$9,158	$13,473
Trading assets	1,224	1,059	350
Accounts receivable	2,607	3,043	4,129
Inventories:
Raw materials	237	297	384
Work in process	1,316	1,308	1,057
Finished goods	700	746	800

	2,253	2,351	2,241
Deferred tax assets and other	1,223	1,256	957

Total current assets	17,633	16,867	21,150

Property, plant and equipment, net	18,121	18,138	15,013
Marketable strategic equity securities	155	165	1,915
Other long-term investments	1,319	1,249	1,797
Goodwill, net	4,330	4,714	4,977
Acquisition-related intangibles, net	797	888	964
Other assets	2,040	2,210	2,129

TOTAL ASSETS	$44,395	$44,231	$47,945

CURRENT LIABILITIES
Short-term debt	$409	$302	$378
Accounts payable and accrued liabilities	4,755	4,616	6,305
Deferred income on shipments to
distributors	418	507	674
Income taxes payable	988	768	1,293

Total current liabilities	6,570	6,193	8,650
LONG-TERM DEBT	1,050	972	707
DEFERRED TAX LIABILITIES	945	1,164	1,266

STOCKHOLDERS' EQUITY	35,830	35,902	37,322

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$44,395	$44,231	$47,945